Exhibit 4.8

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

Soluna Holdings, Inc., or the Company, we, us or our, has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, common stock, $0.001 par value per share, or common stock, 9.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share, or Series A Preferred Stock, and Series B Convertible Preferred Stock, par value $0.001 per share, or Series B Preferred Stock (together with the Series A Preferred Stock, the “preferred stock”).

The following description of the terms of our shares of common and preferred stock is a summary only. This summary is not complete and is qualified in its entirety by reference to the Company’s articles of incorporation, as amended (the “Articles of Incorporation”), and the Company’s bylaws (the “Bylaws”), the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock, or the Series A COD, Certificate of Designations of Preferences, Rights and Limitations for the Series B Preferred Stock, or the Series B COD, and applicable Nevada law. The Company’s Articles of Incorporation and Bylaws, the Series A Certificate and the Series B Certificate are filed as exhibits to this Annual Report on Form 10-K.

General

Our Articles of Incorporation authorizes us to issue up to 375,000,000 shares of stock, consisting of 365,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which 6,040,000 shares were classified as shares of Series A Preferred Stock and 187,500 were classified as Series B Preferred Stock, as of March 27, 2026.

Under our Articles of Incorporation, our Board of Directors, or the Board, without stockholder approval, is authorized to provide for the issuance of shares of common stock or preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to fix the terms thereof.

Common Stock

Voting rights

The holders of our common stock are entitled to one vote per share held on all matters on which a vote of our common stockholders is taken. Stockholders do not have cumulative voting rights in the election of directors. The election of directors of the Company is decided by plurality vote and all other questions are decided by a majority of the votes cast by our stockholders present in person or by proxy, except as otherwise required by the Nevada Revised Statutes (“NRS”) or our Articles of Incorporation. Our Articles of Incorporation provide that notwithstanding any other provision of our Articles of Incorporation or our Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, the Articles of Incorporation, or the Bylaws), any director or the entire Board may be removed at any time, but only for cause upon the affirmative vote of 75% or more of the outstanding shares of capital stock entitled to vote for the election of directors at a meeting called for that purpose.

The Board is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors, with the terms of the classes scheduled to expire in successive years. At each annual meeting of the Company’s stockholders, the stockholders elect the members of a single class of directors for three-year terms.

Dividends

The holders of our common stock are entitled to receive dividends when, as, and if declared by the Board, out of funds legally available therefor.

Liquidation

Except as otherwise provided under our Articles of Incorporation (including the terms of any preferred stock), upon liquidation, dissolution, or the winding up of the Company, holders of our common stock are entitled to receive any remaining assets of the Company in proportion to the respective number of shares held after payment of and reservation for Company liabilities.

Preemptive Rights

The holders of shares of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class or series of our capital stock.

Redemption Rights

The outstanding shares of common stock are not subject to redemption by the Company. To the extent that the Company issues additional shares of common stock, the relative interest in the Company of existing stockholders will likely be diluted.

Preferred Stock

Our Articles of Incorporation authorize the Board, without obtaining stockholder approval, to issue up to 10,000,000 shares of preferred stock, from time to time, in one or more series, and to fix the number of shares and determine for each such series such voting powers, designations, preferences, and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof. The Board is also expressly authorized to increase or decrease (but not below the number of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. If the number of shares of any series is decreased, the shares no longer designated as shares of such series will resume the status of “blank check” preferred stock and may be designated, again, as a new series of preferred stock by the Board.

As of March 27, 2026, 6,040,000 shares of our preferred stock were designated as shares of Series A Preferred Stock and 187,500 shares were designated as Series B Preferred Stock. Unless the applicable prospectus supplement indicates otherwise, we will have the right to “reopen” a previous issue of a series of preferred stock by issuing additional preferred stock of such series.

Series A Preferred Stock

The following is a summary of some general terms and provisions of our Series A Preferred Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation (including the Series A COD and Series B COD) and Bylaws, copies of which are filed as exhibits to this prospectus.

Voting Rights

Holders of the Series A Preferred Stock do not have any voting rights, except as described below or as otherwise required by law. In any matter in which the Series A Preferred Stock may vote (as expressly provided in the Series A COD or as may be required by law), each share of Series A Preferred Stock will be entitled to one vote per $25.00 of liquidation preference; provided that if the Series A Preferred Stock and any other stock ranking on parity to the Series A Preferred Stock as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up are entitled to vote together as a single class on any matter, the holders of each will vote in proportion to their respective liquidation preferences.

Dividends

Subject to the preferential rights, if any, of the holders of any class or series of capital stock of the Company ranking senior to the Series A Preferred Stock as to dividends, the holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate of 9.0% of the $25.00 liquidation preference per year (equivalent to $2.25 per year).

Liquidation

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders (i.e., after satisfaction of all the Company’s liabilities to creditors, if any) and, subject to the rights of holders of any shares of each other class or series of capital stock ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to the Series A Preferred Stock, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of our common stock or any other class or series of the Company’s capital stock ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, junior to the Series A Preferred Stock (the “liquidation preference”).

If, upon such voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the assets of the Company legally available for distribution to the Company’s stockholders are insufficient to pay the full amount of the liquidation preference on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock, then the holders of the Series A Preferred Stock and each such other class or series of capital stock of the Company ranking, as to rights to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be respectively entitled.

Preemptive Rights

Holders of Series A Preferred Stock do not, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security of the Company.

Redemption Rights

The Company is not required to redeem the Series A Preferred Stock at any time. The Series A Preferred Stock is perpetual and has no maturity date. On or after August 26, 2025, the Series A Preferred Stock may be redeemed at the Company’s option, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all dividends accumulated and unpaid (whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption. The Company also has a special optional right to redeem the Series A Preferred Stock, by paying a redemption price of $25.00 per share, plus all dividends accumulated and unpaid(whether or not declared) on the Series A Preferred Stock up to, but not including, the date of such redemption, if a Delisting Event or Change of Control (each as defined in the Series A COD) occurs. The Series A Preferred Stock is not subject to any sinking fund.

Conversion Rights

The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Company or any other entity, except upon the occurrence of a Delisting Event or Change of Control (each as defined in the Series A COD), in which case (unless the Company has already elected to redeem such shares), shares of Series A Preferred Stock are convertible into shares of our common stock (or equivalent value of alternative consideration), as calculated pursuant to the terms of the Series A COD.

Ranking

The Series A Preferred Stock will, as to dividend rights and rights as to the distribution of assets upon the Company’s liquidation, dissolution or winding up, rank: (1) senior to all classes or series of our common stock and to all other capital stock issued by the Company expressly designated as ranking junior to the Series A Preferred Stock, (2) on parity with any future class or series of the Company’s capital stock expressly designated as ranking on parity with the Series A Preferred Stock; (3) junior to any future class or series of the Company capital stock expressly designated as ranking senior to the Series A Preferred Stock; and (4) junior to all the Company’s existing and future indebtedness (including subordinated indebtedness and any indebtedness convertible into common stock or preferred stock) and other liabilities with respect to assets available to satisfy claims against the Company and structurally subordinated to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) existing or future subsidiaries of the Company. The Company may issue junior capital stock and parity capital stock, as described above, at any time and from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. The Company may not issue any senior capital stock, as described above, without the consent or affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of our preferred stock entitled to vote thereon, voting as a single class.

Series B Preferred Stock

The following is a summary of some general terms and provisions of our Series B Preferred Stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our Articles of Incorporation (including the Series A COD and Series B COD) and Bylaws, copies of which are filed as exhibits to this prospectus.

Redemption Rights

The Series B Preferred Stock is perpetual and has no maturity date. Provided that no shares of Series A Preferred Stock are outstanding, either the Company or the holder may, at its option, at any time on or after the later of (i) the third anniversary of the Original Issue Date and (ii) Note Release Date (each as defined in the Series B COD and together, the “Redemption Date”), if all of the shares of Series B Preferred Stock have not been converted to shares of common stock prior to the Redemption Date, redeem the outstanding shares of Series B Preferred Stock, in whole or in part, at any time after the Redemption Date, at a cash redemption price per share of Series B Preferred Stock equal to the Stated Value, or $100.00. In the event that our common stock ceases to trade on a national exchange for twenty consecutive Trading Days, if at least a majority of the holders so elect, they may present the Company with a Notice of Redemption. The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Conversion Rights

Each share of Series B Preferred Stock shall be convertible, at any time and from time to time on or after the later of a date that is (i) 180 days after the Original Issue Date (as defined in the Series B COD) or (ii) the date on which those certain senior secured convertible notes in the original aggregate principal amount of $16,304,348 that were issued on or about October 25, 2021 have been fully redeemed, defeased, or converted, at the option of the holder thereof, into that number of shares of our common stock determined by dividing the Stated Value of such share of Series B Preferred Stock by the Conversion Price (as defined below). Holders shall also be paid any accrued and unpaid cash dividends and/or issued shares of our common stock, if dividends are payable in shares of our common stock, based on the applicable rate of conversion, at the same time such shares are issued to the holders. If a Fundamental Transaction (as defined in the Series B COD) occurs, then immediately prior to the closing of such Fundamental Transaction, each share of Series B Preferred Stock shall, without further action from the holder thereof, automatically convert into common stock at the then effective conversion rate, without regard to any beneficial ownership limitation under the Series B COD.

Conversion Price

The conversion price for the Series B Preferred Stock shall equal $0.96 (the “Conversion Price”), subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of our common stock that occur after the First Amendment Effective Date (as defined in the Series B COD).

Dividends

Holders of Series B Preferred Stock shall be entitled to receive, and the Company shall pay, by issuing shares of our common stock (or cash at the Company’s option) to such holders, dividends on shares of Series B Preferred Stock, based on the Stated Value, at a rate of ten percent (10%) per annum, commencing on the Original Issue Date (as defined in the Series B COD) until the date that such share of Series B Preferred Stock is converted to common stock or otherwise redeemed (the “Dividend Termination Date”). Such dividends shall accrue and be compounded daily on the basis of a 360-day day year and twelve 30-day months and shall be paid annually on each anniversary of the Original Issue Date (or within five (business days thereof) and, in the event that shares of Series B Preferred Stock are converted to common stock or otherwise redeemed, on the Dividend Termination Date (or within five (5) business days thereof). No other dividends shall be paid on shares of Series B Preferred Stock.

Voting Rights

Series B Preferred Stock will vote with the shares of common stock, on an as-converted to common stock basis, with respect to all matters on which the holders of common stock are entitled to vote, provided, that no holder (together with such holder’s Affiliates and Attribution Parties (each as defined in the Series B COD) shall be entitled to vote an amount of shares of common stock (including Series B Preferred Stock on as an-converted to common stock basis) in excess of the Beneficial Ownership Limitation (as defined in the Series B COD), with any remaining amount of shares held by such holder, its Affiliates and Attribution Parties deemed non-voting. In addition, as long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B COD, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of preferred stock, or (d) enter into any agreement with respect to any of the foregoing.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of Series B Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the greater of the following amounts:

(a) the aggregate Stated Value of such holder’s shares of Series B Preferred Stock; or

(b) the amount the holder would be entitled to receive if the Series B Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to common stock, which amounts shall be paid pari passu with all holders of common stock.

In addition, in the case of either (a) or (b) above, the holders will be entitled to the payment of all accrued and unpaid dividends on the Series B Preferred Stock and, in the event any of such dividends are payable in shares of common stock, the cash value of such shares of common stock upon Liquidation. The Company shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each holder.

Ranking

Except to the extent that the holders of at least a majority of the outstanding Series B Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock

(as defined below), all shares of common stock and all shares of capital stock of the Company authorized or designated after the date of the designation of the Series B Preferred Stock shall be junior in rank to the Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock collectively, “Junior Stock”). Without limiting any other provision of the Series B COD, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, “Senior Preferred Stock”); provided, however, that the Series B Preferred Stock shall be pari passu to the Series A Preferred Stock, including any Series A Preferred Stock that shall be issued subsequent to the designation of the Series B Preferred Stock, or (ii) of pari passu rank to the Series B Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”).

Terms of the Preferred Stock That We May Offer and Sell to You

We summarize below some of the provisions that will apply to the preferred stock that we may offer to you unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below. Prior to the issuance of a new series of preferred stock, we will further amend our articles of incorporation, as amended, by filing a certificate of designation designating the stock of that series and the terms of that series. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the Nevada Secretary of State and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our articles of incorporation, as amended, before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has the authority, without further action by the stockholders, to issue preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action. The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock, including, where applicable:

●	the designation, stated value and liquidation preference of such preferred stock;

●	the number of shares within the series;

●	the offering price;

●
the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

●	any redemption or sinking fund provisions;

●	the amount that shares of such series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;

●	the terms and conditions, if any, on which shares of such series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;

●
the voting rights, if any, of shares of such series; the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;

●
the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of such series as to dividends or upon liquidation;

●
the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Bylaws, and Nevada Law

Our Articles of Incorporation and Bylaws contain provisions and terms that may delay, defer, or prevent a tender offer or change in control of the Company that a stockholder might consider to be in his, her, or its best interests, including attempts that might result in a premium being paid over the market price for shares of our Common Stock. The Company expects that such provisions and terms may have the effect of discouraging extraordinary corporate transactions with respect to the Company, such as hostile takeover bids, and will instead encourage any potential acquiror of the Company to first correspond with our Board. These provisions and terms include:

●
Special meetings of stockholders may only be called by the by the chairman of the board or the chief executive officer, or, if there be no chairman of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request of at least a majority of the Board or the holders of not less than a majority of the voting power of the Company’s stock entitled to vote.

●
The Company maintains a classified Board that is divided into three classes serving for respective three-year terms. As a result, it would take at least two successive annual meetings of shareholders to replace a majority of the members of our Board.

●	Vacancies on the Board may be filled by majority vote of remaining directors then in office, even if less than a quorum, with the individual elected to serve for the remainder of the unexpired term.

●
Any director of the Company may be removed from service as a director only after the affirmative vote of 75% or more of outstanding shares of stock entitled to vote for the election of directors, at a meeting called for that purpose.

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We made an election to opt out of these statutes in our original articles of incorporation and have not amended such provision.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elect to restore such voting rights. These laws will apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if our Articles of Incorporation or Bylaws are not timely amended to provide that these provisions do not apply to us or to an acquisition of a controlling interest, or if our disinterested stockholders do not confer voting rights in the control shares.

Further, NRS 78.139 provides that directors may resist a change or potential change in control of a corporation if the board of directors determines that the change or potential change in control is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

We expect the existence of these provisions may have an anti-takeover effect with respect to transactions that our Board does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our Common Stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Listing

Our shares of common stock and Series A Preferred Stock are listed on Nasdaq under the symbols “SLNH” and “SLNHP”, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, Series A Preferred Stock and Series B Preferred Stock is Equiniti Trust Company, LLC (the “Transfer Agent”) (formerly: American Stock Transfer & Trust Company, LLC). The Transfer Agent’s address is 28 Liberty Street, Floor 53, New York, NY 10005. The transfer agent and registrar for any additional series or class of preferred stock, if any, will be set forth in each applicable prospectus supplement.